SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ECLIPSYS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

Eclipsys Corporation

1750 Clint Moore Road
Boca Raton, Florida 33487

Notice of Annual Meeting of Stockholders

to be Held on May 16, 2003

       The Annual Meeting of Stockholders of Eclipsys Corporation (the “Company”) will be held at its Boston office located at 1550 Soldiers Field Rd., Boston, Massachusetts 02135, on Friday, May 16, 2003, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect two Class II directors for the ensuing three years.

2.	To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record at the close of business on April 7, 2003 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open following the record date.

By Order of the Board of Directors,

Brent A. Friedman, Acting Secretary

Boca Raton, Florida

April 17, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

Eclipsys Corporation

1750 Clint Moore Road
Boca Raton, Florida 33487

Proxy Statement for the Annual Meeting of Stockholders

to be Held on Friday, May 16, 2003

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Eclipsys Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on Friday, May 16, 2003 (the “Annual Meeting”) and at any adjournment of that meeting. All executed proxies will be voted in accordance with the stockholder’s instructions. If no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. A proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

      On April 7, 2003, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the “Record Date”), there were outstanding and entitled to vote an aggregate of 45,363,648 shares of Voting Common Stock (“Voting Common Stock”) of the Company (constituting all of the voting stock of the Company). Holders of Voting Common Stock are entitled to one vote per share.

      The Company’s Annual Report for the year ended December 31, 2002 is being mailed to stockholders, along with these proxy materials, on or about April 17, 2003.

      The Company’s Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission, without exhibits, is included in the Company’s Annual Report. Exhibits will be provided upon written request to the Secretary of the Company at the address shown above and the payment of an appropriate processing fee.

Votes Required

      The holders of a majority of the shares of Voting Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Voting Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

      The affirmative vote of a plurality of the votes cast by stockholders entitled to vote on the matter is required for the election of directors. The affirmative vote of a majority of the shares of Voting Common Stock voting on the matter is required to ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current year.

      Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on matters (including the election of directors and the ratification of the selection of the auditors) that require the affirmative vote of a plurality or a majority of the votes cast or the shares voting on the matter.

Householding of Proxy Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or the Company’s annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487, phone: (561) 322-4321, Attention: Brent Friedman, Secretary. If you want to receive separate copies of the Company’s annual report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Beneficial Ownership of Common Stock

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Voting Common Stock as of April 7, 2003 by (i) each person or entity who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee for director; (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation” below; and (iv) by all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. The Company has no outstanding shares of Non-Voting Common Stock.

      Except as set forth herein, the business address of the named beneficial owner is c/o Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned(1)	Owned(%)

Entities affiliated with General Atlantic Partners, LLC(2)	7,744,556	17.1%
c/o General Atlantic Service Corporation 3 Pickwick Plaza Greenwich, CT 06830
FMR Corp.(3)	4,508,000	9.9
82 Devonshire St. Boston, MA 02109
Wellington Management Company, LLP(4)	3,050,800	6.7
75 State Street Boston, MA 02109
Shaker Investments, Inc.(5)	2,311,937	5.1
One Chagrin Highlands 2000 Auburn Drive; Suite 300 Cleveland, OH 44122
Paul L. Ruflin(6)	150,761	*
James E. Hall(7)	409,170	*
John T. Patton, Jr.(8)	307,199	*
John S. Cooper (9)	86,667	*
Robert J. Colletti(10)	170,885	*
Steven A. Denning(11)	7,777,722	17.1
G. Fred DiBona, Jr.(12)	64,832	*
Eugene V. Fife(13)	114,832	*
Braden R. Kelly(14)	7,763,306	17.1
Jay B. Pieper(15)	866,456	1.9
Harvey J. Wilson(16)	1,067,340	2.3
All executive officers and directors as a group (12 Persons)(17)	11,157,674	23.5

*	Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 7, 2003 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)	Consists of 788,687 shares owned by General Atlantic Partners 74, L.P. (“GAP 74”), 403,883 shares owned by General Atlantic Partners 48, L.P. (“GAP 48”), 504,674 shares owned by General Atlantic Partners 47, L.P. (“GAP 47”), 3,708,594 shares owned by General Atlantic Partners 38, L.P. (“GAP 38”), 1,052,661 shares owned by General Atlantic Partners 28, L.P. (“GAP 28”), 60,000 shares owned by GapStar, LLC (“GapStar”), 1,114,744 shares owned by GAP Coinvestment Partners, L.P. (“GAPCO”), 109,854 shares owned by GAP Coinvestment Partners II, L.P. (“GAPCO II”) and 1,459 shares owned by GAPCO GmbH & Co. KG (“KG”). Each of Steven A. Denning and Braden R. Kelly is a managing member of General Atlantic Partners LLC (“GAP LLC”) and a general partner of each of GAP Coinvestment Partners, L.P. (“GAPCO I”) and GAP Coinvestment Partners II, L.P. (“GAPCO II”). GAP LLC is the general partner of GAP 28, GAP 38, GAP 47, GAP 48 and GAP 74. GAP LLC is also the sole member of GapStar LLC (“GapStar”). The managing members of GAP LLC (other than Mr. Klaus Esser) are also the general partners of GAPCO I and GAPCO II. GAPCO Management GmbH (“Management GmbH”) is a general partner of KG. The managing members of GAP LLC are authorized and empowered to vote and dispose of the securities owned by KG. GAP 28, GAP 38, GAP 47, GAP 48, GAP 74, GapStar, GAP LLC, GAPCO I, GAPCO II, KG and Management GmbH (collectively, the “GAP Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended.

(3)	Consists of (i) 4,341,600 shares owned by Fidelity Management & Research Company; and (ii) 166,400 shares owned by Fidelity Management Trust Company, each of which entity is a direct or indirect wholly-owned subsidiary of FMR Corp. This information was derived from Amendment Number 3 to the Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2003.

(4)	This information was derived from the Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2003.

(5)	This information was derived from the Schedule 13G filed by Shaker Investment, Inc. with the Securities and Exchange Commission on February 14, 2003.

(6)	Includes 150,000 shares of restricted stock.

(7)	Includes 405,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003.

(8)	Includes 300,752 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003 and 4,313 shares held by a trust of which Mr. Patton is the executor.

(9)	Consists of 86,667 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003.

(10)	Includes 163,792 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003.

(11)	Consists of 33,166 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003 and 7,744,556 shares of common stock described in footnote (2) above.

(12)	Includes 33,166 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003.

(13)	Consists of 49,832 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003, and 65,000 shares held by a revocable trust of which Mr. Fife is the settlor and trustee.

(14)	Consists of 18,750 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003 and 7,744,556 shares of common stock described in footnote (2) above.

(15)	Includes 33,166 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 7, 2003. Also includes 833,290 shares held by Partners HealthCare System, Inc. (“Partners”). Mr. Pieper is a Vice President of Partners. Mr. Pieper disclaims beneficial ownership of the shares held by Partners and their inclusion herein shall not be deemed an admission of beneficial ownership.

(16)	Consists of 816,666 shares issuable upon the exercise of options that are exercisable within 60 days of April 7, 2003 and 250,674 shares of common stock that are held in an irrevocable trust for the benefit of Mr. Wilson and certain of his family members.

(17)	See footnotes (2) and (6) through (16) above.

Proposal 1 — Election of Directors

       The Company’s Third Amended and Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes (designated Class I directors, Class II directors and Class III directors), with members of each class holding office for staggered three-year terms. There are currently two Class II directors, whose terms expire at the Annual Meeting, two Class III directors, whose terms expire at the 2004 Annual Meeting of Stockholders, and three Class I directors, whose terms expire at the 2005 Annual Meeting of Stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal.

      The persons named in the enclosed proxy will vote to elect as Class II directors the two nominees named below, both of whom are presently Class II directors of the Company, unless authority to vote for the election of either or both of the nominees is withheld by marking the proxy to that effect. Both of the nominees have indicated their willingness to serve, if elected, but if either should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each Class II director will be elected to hold office until the 2006 Annual Meeting of Stockholders, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

      Set forth below, for each incumbent and nominee, are his name and age, his positions with the Company, his principal occupation and business experience during the past five years and the year of the commencement of his term as a director of the Company:

Nominees for Class II Directors

      Steven A. Denning is 54 years old and has served on the Board of Directors since March 1997. Mr. Denning is the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on investing in information technology, process outsourcing and communications businesses on a global basis, and has been with General Atlantic (or its predecessor) since 1980. Mr. Denning is also a director of Exult, Inc., a leading provider of business process outsourcing of human resources management and affinity processes; SRA International, Inc., a provider of information technology services and solutions to clients in the national security, health care, public health and civil government markets; The Thomson Corporation, a leading global provider of integrated information solutions to business and professional customers; and several private information technology companies of which entities affiliated with General Atlantic are investors.

      Jay B. Pieper is 59 years old and has served on the Board of Directors since May 1996. Since May 1995, Mr. Pieper has served as Vice President of Corporate Development and Treasury Affairs for Partners

HealthCare System, Inc., the parent of Brigham and Women’s Hospital, Inc. and Massachusetts General Hospital.

Incumbent Class I Directors

      Eugene V. Fife is 62 years old and is the Chairman of the Board of Directors. Mr. Fife has served on the Board of Directors since May 1997 and has served as Chairman of the Board since January 2003. Since December 1999, Mr. Fife has served as the founding principal of Vawter Capital, LLC, a private investment firm based in Charlottesville, Virginia. From September 1996 to October 2000, Mr. Fife served as the co-chairman and chief executive officer of Illuminis, Inc. (formerly known as Multimedia Medical Systems, Inc.), a medical information systems company. Mr. Fife was formerly a general partner in Goldman Sachs & Co., where he served as a member of its Management Committee and as chairman of Goldman Sachs International. He retired from Goldman Sachs & Co. in 1995, but continues to serve as a Senior Director of the firm. Mr. Fife is also a director of Caterpillar, Inc., a heavy equipment and engine manufacturer.

      Braden R. Kelly is 32 years old and has served on the Board of Directors since February 16, 2001. Mr. Kelly is a Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on investing in information technology, process outsourcing and communications investments on a global basis, and has been with General Atlantic since 1995. Mr. Kelly is a director of ProxyMed, Inc., a provider of electronic healthcare transaction processing and services; Tickets.com, Inc., a provider of automated ticketing solutions for the performing arts, professional sports and live entertainment industries; and HEALTHvision, Inc., a private company that provides comprehensive Internet solutions to the healthcare industry.

      Paul L. Ruflin is 49 years old and has served on the Board of Directors since July 15, 2003, the date that he joined the Company as Chief Executive Officer and President. Prior to joining the Company, Mr. Ruflin spent over 24 years with Cap Gemini Ernst & Young, North America and its predecessors in a variety of senior management positions, serving most recently as Chief Operating Officer.

Incumbent Class III Directors

      G. Fred Dibona is 52 years old and has served on the Board of Directors since May 1996. Since 1990, Mr. DiBona has been the President and Chief Executive Officer of Independence Blue Cross and its subsidiaries. Mr. DiBona is also a director of Exelon Corporation, a public energy holding company; Philadelphia Suburban Corporation, a water utility company; Tasty Baking Company, a packaged foods company; and Wackenhut Corrections Corporation, an operator and owner of correctional facilities.

      Harvey J. Wilson, the Company’s founder, is 64 years old. He served as President, Chief Executive Officer and Chairman of the Board of Directors from the founding of the Company in December 1995 until February 1999, and continued to serve as Chief Executive Officer until July 2003 and as Chairman of the Board of Directors until January 2003. Mr. Wilson became Chairman Emeritus of the Company in January 2003. He is also Co-Chairman of the Board of Directors of HEALTHvision, Inc.

Board and Committee Meetings

      The Board of Directors has an Executive Development and Compensation Committee currently composed of Messrs. Denning (Chairman), DiBona and Fife. This Committee makes recommendations concerning salaries and incentive compensation for executive officers and administers and grants stock options and awards pursuant to the Company’s stock option plans. The Executive Development and Compensation Committee met three times during 2002.

      The Board of Directors also has an Audit Committee, currently composed of Messrs. Pieper (Chairman), Fife and Kelly, which reviews the results and scope of the audit and other services provided by the Company’s independent public accountants. The Audit Committee met five times during 2002.

      The Board of Directors does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

      The Board of Directors met eight times during 2002. During 2002, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which the director then served.

Director Compensation

      Directors are reimbursed for any expenses incurred in connection with attendance at meetings of the Board of Directors or any committee of the Board of Directors, but are not otherwise compensated for such service except as described below. On April 8, 1998, the non-employee directors (including Messrs. Denning, DiBona, Fife, and Pieper) were each granted a non-qualified stock option to purchase 13,333 shares of Voting Common Stock at a purchase price of $13.50 per share under the Company’s 1998 Stock Incentive Plan. These options vested annually over a four-year period and are now fully vested. In addition, in July 2000, Messrs. DiBona, Fife, Pieper and Denning were each granted a non-qualified stock option to purchase 21,000 shares of Voting Common Stock at a purchase price of $8.25 per share under the Company’s 2000 Stock Incentive Plan. These options vest annually over a three-year period. In addition, on February 23, 2001, following his appointment to the Board of Directors, Mr. Kelly was granted a non-qualified stock option to purchase 25,000 shares of Voting Common Stock at a purchase price of $19.68 per share under the Company’s 2000 Stock Incentive Plan. This option vests annually over a three-year period. Directors who are employees of the Company have not received any additional remuneration for their service on the Board of Directors.

      The Board of Directors is currently evaluating the Company’s policies regarding director compensation.

Executive Compensation

  Summary Compensation

      The following table sets forth the total compensation paid or accrued for the last three years for the Company’s Chief Executive Officer, its former Chief Executive Officer and its four other most highly compensated executive officers (together, the “Named Executive Officers”):

Summary Compensation Table

					Long-Term Compensation

					Awards

			Annual Compensation		Restricted	Securities
					Stock	Underlying	All Other
Name and Principal Position	Year		Salary	Bonus	Awards($)	Options(1)	Compensation(2)

Harvey J. Wilson	2000		$309,615	$150,000	$—	750,000	$4,419
Chairman Emeritus, Former Chairman of the Board and	2001		368,269	150,000	—	—	3,063
Chief Executive Officer	2002		485,577	—	—	—	1,657

Paul L. Ruflin	2002	(3)	346,154	125,000	1,123,500 (4)	850,000	145
Chief Executive Officer and
President

James E. Hall	2000		329,808	120,000	—	300,000	155,390	(5)
Vice Chairman	2001		368,269	75,000	—	—	21,713	(5)
	2002		375,000	40,000	—	—	2,755

John T. Patton, Jr.	2000		254,808	85,000	—	275,000	2,952
Executive Vice President and Chief	2001		311,538	100,000	—	100,000	2,039
Operating Officer	2002		325,000	56,250	—	—	820

John S. Cooper	2002		257,019	230,000	—	300,000	129,348	(6)
Executive Vice President of Sales

Robert J. Colletti	2000		160,981	24,000	—	80,000	1,710
Senior Vice President, Chief	2001		208,750	100,000	—	100,000	1,167
Financial Officer and Treasurer	2002		265,000	50,625	—	—	511

(1)	Represents the number of shares covered by options to purchase shares of Voting Common Stock granted during the applicable year.

(2)	Represents Company contributions to group term life insurance policies, contributions on the Named Executive Officer’s behalf to the Company’s 401(k) Plan in 2000, 2001 and 2002, and with respect to Messrs. Hall and Cooper, reimbursed relocation expenses as described in the footnotes below.

(3)	Mr. Ruflin joined the Company as Chief Executive Officer on July 15, 2002.

(4)	Mr. Ruflin received 150,000 shares of restricted Voting Common Stock. The value of this award is calculated based on the last sale price of the Voting Common Stock as reported on the Nasdaq National Market on July 15, 2002, the date of the award ($7.50 per share), less the amount paid by Mr. Ruflin for the shares ($0.01 per share). The restrictions on Mr. Ruflin’s restricted stock grant will lapse over a five-year period from the grant date of July 15, 2002, with the restrictions lapsing as to 30,000 shares on the first anniversary of the grant date, and the restrictions lapsing as to the balance of the shares on a monthly basis over the remaining 48-month period. The Company maintains the right to repurchase from Mr. Ruflin the unvested portion of his restricted stock if he ceases to be employed by the Company prior to July 15, 2007. The value of Mr. Ruflin’s restricted stock holdings at December 31, 2002 was $802,500. If the Company pays dividends on its Voting Common Stock, Mr. Ruflin will be entitled to receive such dividends with respect to his restricted stock, whether vested or unvested.

(5)	Includes $150,000 and $17,552 in reimbursed relocation expenses for 2000 and 2001, respectively.

(6)	Includes $129,140 in reimbursed relocation expenses in 2002.

     Stock Option Grants

      The following table sets forth grants of stock options to each of the Named Executive Officers during the year ended December 31, 2002.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at
		Percent of			Assumed Annual Rates of
	Number of	Total Options			Stock Price Appreciation for
	Securities	Granted to	Exercise or		Option Term(1)
	Underlying	Employees in	Base Price	Expiration
Name	Options Granted	Fiscal Year	Per Share	Date	5%	10%

Harvey J. Wilson	—	—	—	—	—	—
Paul L. Ruflin(2)	850,000	44.2%	$7.50	7/15/12	$4,009,203	$10,160,108
James E. Hall	—	—	—	—	—	—
John T. Patton, Jr.	—	—	—	—	—	—
John S. Cooper(3)	200,000	10.4	14.65	3/7/12	1,842,661	4,669,665
	100,000	5.2	6.43	8/2/12	404,379	1,024,776
Robert J. Colletti	—	—	—	—	—	—

(1)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Voting Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Voting Common Stock holdings are dependent on the timing of such exercises and the future performance of the Voting Common Stock. The rates of appreciation in this table are assumptions only and may not be achieved, and the amounts reflected may not be received by the individuals.

(2)	Mr. Ruflin’s options vest over a five-year period.

(3)	Mr. Cooper’s option to acquire 200,000 shares granted on March 7, 2002 vested 20% on the grant date, and the balance vests over a four-year period. Mr. Cooper’s option to acquire 100,000 shares granted on August 2, 2002 vests over a five-year period.

  Option Exercises and Year-End Option Values

      The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2002. None of the Named Executive Officers exercised options during 2002.

Fiscal Year-End Option Values

	Number of Shares
	Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options
	Fiscal Year End		at Fiscal Year End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Harvey J. Wilson	670,832	145,834	—	—
Paul L. Ruflin	—	850,000	—	—
James E. Hall	363,333	50,000	—	—
John T. Patton, Jr.	251,898	179,020	—	—
John S. Cooper	40,000	260,000	—	—
Robert J. Colletti	140,584	103,416	—	—

(1)	All options shown in this table had an exercise price higher than $5.35, the last sale price of the Voting Common Stock as reported on the Nasdaq National Market on December 31, 2002. Accordingly, no options were in-the-money for purposes of this calculation.

Employment Contracts

      On July 15, 2002, Mr. Ruflin joined the Company as its Chief Executive Officer and President. Under his employment arrangement with the Company, Mr. Ruflin will be paid a base annual salary of $750,000, and will be eligible to receive an incentive bonus of up to $250,000. Mr. Ruflin also received a restricted stock grant effective July 15, 2002 of 150,000 shares of the Company’s Voting Common Stock subject to a five-year vesting schedule, and an option to purchase 850,000 shares of the Company’s Voting Common Stock, with vesting over a five-year period. In the event that Mr. Ruflin’s employment is terminated other than for cause or on a voluntary basis, he is entitled to severance benefits equal to 18 months of his base pay, target bonus and benefits, together with the continued vesting of his restricted stock and options for a period of twelve months from termination.

Certain Relationships and Transactions

      The Company has a license agreement with Partners HealthCare System, Inc. (“Partners”). Partners was not affiliated with the Company at the time of negotiation of the license. Jay Pieper, a director of the Company, is Vice President of Corporate Development and Treasury Affairs for Partners. Under the terms of this license, the Company may develop, commercialize, distribute and support certain technology and license it, as well as sell related services, to other healthcare providers and hospitals throughout the world (with the exception of the Boston, Massachusetts metropolitan area). Prior to the Company’s initial public offering, no sales of products incorporating the licensed technology were made and, consequently, no royalties were paid by the Company pursuant to the license with Partners. The royalty arrangement under the license terminated upon the Company’s initial public offering. After the Company’s initial public offering, the Company sold products incorporating the licensed technology. The Company is obligated to offer to Partners and certain of its affiliates a license for internal use, granted on most favored customer terms, to all new software applications developed by the Company, whether or not derived from the licensed technology, and major architectural changes to the licensed technology. Partners and certain of its affiliates are also entitled to receive internal use licenses, also granted on most favored customer terms, for any changes to any module or application included in the licensed technology requiring at least one person-year of technical effort. Additionally, as part of the agreement, the Company has previously provided development services to Partners related to commercializing the intellectual property. No fees were paid to the Company for development services in 2002. In 2001, Partners entered into a contract with the Company for the license of a new software application and related professional services. This new software application consisted of an upgrade to an existing software application that Partners had licensed from Transition Systems, Inc. (“Transition”), an entity that was acquired by the Company in December 1998. Under this new contract, Partners paid the Company $1,032,000 in 2002. As of December 31, 2002, Partners owed the Company $98,000 related to this new contract. Partners was not affiliated with the Company at the time of the negotiation of the original Partners license from Transition.

      The Company’s Chairman Emeritus, Harvey J. Wilson, owns a company named RMSC of West Palm Beach (“RMSC”), that leases an aircraft to a charter company. The charter company provides aircraft charter services to the Company as well other third parties. Mr. Wilson has no ownership or other interest in the charter company. The Company paid the charter company $885,000 in 2002 for charters using the aircraft owned by RMSC. The Company also paid the charter company $265,000 in 2002 for charters of other aircraft that are not owned by RMSC. RMSC received $533,000 during 2002 from the charter company for these transactions. Subsequent to December 31, 2002, the Company contracted for a minimum number of hours for airplane charters to extend the current pricing terms. The minimum commitment amounts to $761,000 per year for each of years 2003 through 2005.

      On January 24, 2003, Mr. Wilson resigned as Chairman and an employee of the Company. In connection with his resignation, the Company named him Chairman Emeritus, agreed to pay him an annual honorarium of $50,000 during his tenure as Chairman Emeritus, which term will be a minimum of seven years, agreed to make his then-outstanding options fully exercisable and agreed to enter into a one-year consulting contract with him for compensation not to exceed $300,000 for the first year. The Company is currently negotiating definitive agreements with Mr. Wilson regarding these matters.

      During July 1999, the Company invested in HEALTHvision, Inc. (“HEALTHvision”), a Dallas-based, privately held Internet healthcare company. Mr. Wilson and Mr. Kelly, each a member of the Company’s Board of Directors, serve on the board of directors of HEALTHvision, and Mr. Wilson is the co-chairman of the board. The Company beneficially owns common stock of HEALTHvision representing approximately 27.8% of its outstanding stock. Affiliates of General Atlantic Partners, LLC beneficially own shares of preferred stock and warrants to purchase preferred stock of HEALTHvision representing approximately 44.2% of its outstanding stock. Mr. Denning and Mr. Kelly, each a member of the Company’s Board of Directors, are affiliated with General Atlantic Partners, LLC. In addition, five of the Company’s executive officers and directors, Messrs Wilson, Hall, Patton, Colletti and T. Jack Risenhoover, II, own shares of preferred stock, warrants to purchase preferred stock or stock options of HEALTHvision, representing less than 1% of its outstanding stock in each case and in the aggregate.

      The Company maintains a joint marketing arrangement with HEALTHvision in which both organizations agree to jointly market each other’s products and services. Under this agreement, the Company paid HEALTHvision $2,247,000 during 2002, and owed HEALTHvision $432,000 as of December 31, 2002. Also in 2002, the Company earned revenues from HEALTHvision of $1,043,000 and had accounts receivable due from HEALTHvision of $353,000 at December 31, 2002. The Company also has a note receivable from HEALTHvision of $293,000 as of December 31, 2002, bearing interest at the prime rate with repayments due to begin quarterly starting on March 31, 2004.

      During 2002, the Company employed Mr. Wilson’s brother-in-law, James L. Wethington, to supervise its risk management and oversee the Company’s relationship with outside firms that administer the Company’s 401(k) plan for employees. Mr. Wethington is a licensed life, health and annuity insurance broker. During 2002, the Company paid Mr. Wethington a salary of $42,147, and Mr. Wethington received commissions totaling $334,000 from insurance and annuity firms with whom he placed the Company’s insurance policies and 401(k) plan administration.

      On March 4, 2002, the Company loaned Mr. Cooper $150,000 at an annual interest rate of prime plus 2%. Mr. Cooper has repaid the entire indebtedness.

      Eclipsys has adopted a policy that all transactions between it and its executive officers, directors and affiliates must (i) be on terms no less favorable to Eclipsys than could be obtained from unaffiliated third parties; and (ii) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

Executive Development and Compensation Committee

Report on Executive Compensation

       This report addresses the compensation policies of the Company applicable to its executive officers during 2002. The Company’s executive compensation program is administered by the Executive Development and Compensation Committee of the Board of Directors (the “Committee”), which is composed of three non-employee directors. The Committee is responsible for determining the compensation package of each executive officer, including the Chief Executive Officer.

Overview and Philosophy

      The Company’s executive compensation program is designed to promote the following objectives:

•	To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

•	To align management’s interests with the success of the Company by placing a portion of the executive’s compensation at risk in relation to the Company’s performance.

•	To align management’s interests with stockholders by including long-term equity incentives.

      The Committee believes that the Company’s executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, the Company regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The Committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, the Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

Executive Compensation Program

      The Company’s executive compensation program consists of base salary, annual incentive compensation in the form of cash bonuses and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all employees of the Company, such as life insurance benefits and the Company’s Employee Stock Purchase Plan and 401(k) savings plan.

          Base Salary

      At the beginning of each year, the Committee establishes an annual salary plan for the Company’s executive officers based on recommendations made by the Company’s Chief Executive Officer. The Committee attempts to set base salary compensation within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. In setting the annual cash compensation for the Company’s executive officers, the Committee reviews compensation for comparable positions by reviewing compensation data available in a number of publicly available surveys and databases. All of the companies in the Peer Group (as defined below) are included, along with other companies, in the compensation data reviewed. In addition to external market data, salary determinations depend both upon the Company’s financial performance and upon the individual’s performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual’s contribution to the Company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company’s growth and success.

          Annual Incentive Compensation

      The Company’s bonus program is designed to provide its key employees with cash incentives to achieve the Company’s financial goals. At the beginning of each year, the Committee establishes target annual bonuses for each executive officer, which the executive will receive if the Company achieves its targeted financial objectives for the year. Cash bonuses are then paid annually based upon the Company’s attainment of these targeted financial objectives for the year. During 2002, annual cash bonus targets for the Named Executive Officers, including Messrs. Wilson and Ruflin, were between 0% and 89% of the respective officer’s base salary.

          Long-Term Equity Incentives

      The Company’s stock incentive program is designed to promote the identity of long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives. The size of option and stock grants is generally intended by the Committee to reflect the executive’s position with the Company and his or her contributions to the Company. Stock options and restricted stock generally vest over a three- to five-year period in order to encourage key employees to continue in the employ of the Company. In 2002, all stock options were granted at an option price equal to the fair market value of the Company’s Voting Common Stock on the date of the grant. In addition, Mr. Ruflin received an award of restricted stock in the Company in 2002.

          Benefits

      The Company’s executive officers are entitled to receive medical and life insurance benefits and to participate in the Company’s 401(k) retirement savings plan on the same basis as other full-time employees of the Company. The Company’s 2002 Employee Stock Purchase Plan, which is available to virtually all employees including executive officers, allows participants to purchase shares at a discount of 15% from the fair market value at the beginning or end of the applicable purchase period.

      The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed the lesser of 10% of salary or the sum of $50,000 and bonus, for 2002 for any of the Named Executive Officers, except with respect to Mr. Cooper due to his reimbursed moving expenses as disclosed above.

Summary of Compensation of Chief Executive Officer

      In 2002, Mr. Wilson, who served as the Company’s Chief Executive Officer until July 15, 2002 and as its Chairman of the Board for the entire year, received payments in base salary of $485,577. Mr. Wilson’s base compensation was set by the Committee based on several factors, including (i) the base compensation of persons with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success; (ii) the financial performance of the Company, as measured by specific objectives for the year; and (iii) Mr. Wilson’s performance, as measured by certain subjective performance criteria for the year. Mr. Wilson’s target bonus of 50% of his base salary was based on targeted growth in earnings, revenue and market development and improvement in customer satisfaction and the product development cycle. Based on these measurements, the Compensation Committee did not award Mr. Wilson a bonus in 2002. Mr. Wilson also did not receive any options to purchase shares of the Company’s Voting Common Stock in 2002.

      Mr. Ruflin joined the Company as its Chief Executive Officer and President on July 15, 2002. From July 15, 2002 through December 31, 2002, Mr. Ruflin received payments in base salary of $346,154 based upon an annual base salary of $750,000. Mr. Ruflin’s base compensation was set by the Committee based on several factors, including (i) the base compensation of persons with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success; and (ii) the Committee’s expectations for the future performance of Mr. Ruflin. Mr. Ruflin’s target bonus of 33% of his base salary was based on targeted growth in earnings, revenue and market development and improvement in customer satisfaction and the product development cycle. Based on these measurements, the Compensation Committee awarded Mr. Ruflin a bonus $125,000 for 2002. Mr. Ruflin also received 850,000 stock options to purchase shares of the Company’s Voting Common Stock and 150,000 shares of restricted stock in the Company as discussed elsewhere in this Proxy Statement. These awards formed part of Mr. Ruflin’s employment package with the Company. He did not receive any other stock options or restricted stock awards in 2002.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, the Company structures and administers its stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s stock plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

EXECUTIVE DEVELOPMENT AND
COMPENSATION COMMITTEE

Steven A. Denning
G. Fred DiBona
Eugene V. Fife

Compensation Committee Interlocks and Insider Participation

      Messrs. Denning, DiBona and Fife served during 2002 as members of the Executive Development and Compensation Committee. None of Messrs. Denning, DiBona or Fife was at any time during 2002, or at any other time, an officer or employee of the Company. No interlocking relationships exist between the Board of Directors or the Executive Development and Compensation Committee and the board of directors or compensation committee of any other company; nor has any interlocking relationship existed in the past. See “Certain Relationships and Transactions” for a description of certain relationships and transactions between the Company and affiliates of Mr. Denning.

Report of The Audit Committee

of The Board of Directors

       The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter first adopted and approved on June 14, 2000. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Nasdaq Stock Market. The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2002 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with PricewaterhouseCoopers LLP, the Company’s independent auditors.

      The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

      Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE

Jay B. Pieper
Eugene V. Fife
Braden R. Kelly

Comparative Stock Performance

      The following graph compares the cumulative total stockholder return on the Voting Common Stock of the Company from August 7, 1998 (the first trading date following the Company’s initial public offering) to December 31, 2002 with the cumulative total return of (i) U.S. companies traded on the Nasdaq Stock Market (the “Nasdaq Index”); and (ii) an index of three similar publicly traded companies (the “Peer Group”). The Peer Group is composed of Cerner Corporation, Quadramed Corporation and IDX Systems Corporation. McKesson HBOC, a large conglomerate that was included in the peer group in the Company’s proxy statement for its 2002 Annual Meeting (the “Old Peer Group”), is no longer included in the Peer Group. The Company has removed McKesson HBOC from the Peer Group because only a small portion of its business competes with the Company’s business, and it does not separately report the financial performance of its subsidiary that competes with the Company. Pursuant to SEC regulations, the Company is presenting the stock performance of both the Peer Group and the Old Peer Group below. This graph assumes the investment of $100.00 on August 7, 1998 in the Company’s Voting Common Stock, the Nasdaq Index, the Peer Group and the Old Peer Group, and assumes that any dividends are reinvested.

Comparison of 41 Month Cumulative Total Return

Among Eclipsys Corporation,
The Nasdaq Stock Market (U.S.) Index and Peer Group

	Eclipsys Corporation	Old Peer Group	Peer Group	Nasdaq Stock Market

8/7/98	$100.00	$100.00	$100.00	$100.00
12/31/98	171.85	96.27	88.31	147.97
12/31/99	151.85	36.41	59.46	274.44
12/31/00	145.19	56.24	77.16	165.21
12/31/01	99.26	58.43	76.68	131.07
12/31/02	31.70	42.30	54.05	90.62

Proposal 2 — Ratification of Selection of Independent Auditors

       The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year. PricewaterhouseCoopers LLP has served as the Company’s independent auditors since the Company’s inception. Although stockholder approval of the Board of Directors’ selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of PricewaterhouseCoopers LLP.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

  Audit Fees

      PricewaterhouseCoopers LLP billed the Company an aggregate of $341,200 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the year ended December 31, 2002, including reimbursed expenses of $46,780, compared to the sum of $256,000 including $25,000 of expenses for the year ended December 31, 2001.

  Audit-Related Fees

      In addition, PricewaterhouseCoopers LLP billed the Company an aggregate of $33,500 for audit-related fees in connection with the audit of the Company’s financial statements for the most recent fiscal year and its review of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the year ended December 31, 2002, compared to the sum of $17,500 for the year ended December 31, 2001.

  Tax Fees

      PricewaterhouseCoopers LLP billed the Company an aggregate of $140,000 in connection with tax work performed for the Company for the year ended December 31, 2002, compared to the sum of $167,500 for the year ended December 31, 2001.

  Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers LLP did not bill the company for any professional services rendered to the Company and its affiliates for the fiscal years ended December 31, 2001 and 2002, in connection with financial information systems design or implementation, the operation of the Company’s information system or the management of its local area network.

  All Other Fees

      PricewaterhouseCoopers LLP did not bill the Company for any other fees for services rendered to the Company and its affiliates for the years ended December 31, 2001 and 2002.

Other Matters

       The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

      All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

      Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company at its principal office at 1750 Clint Moore Road, Boca Raton, Florida 33487, not later than December 19, 2003 for inclusion in the proxy statement for that meeting. In addition to this requirement, under the Company’s By-Laws, proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders (other than proposals to be included in the Proxy Statement for that meeting in accordance with Rule 14a-8(e)) must be received by the Company at its principal office in Boca Raton, Florida no less than 60 days nor more than 90 days prior to the date of that meeting. If public notice of the annual meeting of stockholders of the Company is not given at least 70 days before the meeting date, any stockholder proposal must be received by the Company within 10 days after such public notice. A copy of the Company’s By-Laws may be obtained from the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act of 1934 requires the Company’s directors, executive officers, and the persons who beneficially own more than ten percent of the Voting Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Company. Based solely on the reports received by it and on the representations of the reporting persons, the Company believes that these persons have complied with all applicable filing requirements during the year ended December 31, 2002, except that Mr. Cooper did not timely file his Form 3 upon becoming an executive officer of the Company and did not timely file a Form 5 reporting two option grants during 2002.

By Order of the Board of Directors,

Brent A. Friedman, Acting Secretary

April 17, 2003

      THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

DETACH HERE

PROXY

ECLIPSYS CORPORATION

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
FRIDAY MAY 16, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received notice of the meeting and management’s proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Paul L. Ruflin, Robert J. Colletti and Brent A. Friedman, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of Eclipsys Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s Boston offices at 1550 Soldiers Field Rd., Boston, Massachusetts 02135, on Friday, May 16, 2003, at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

     The proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

DETACH HERE

[X]	Please mark votes as in this example

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE

        1.       To elect the following two persons to serve as Class II directors until the 2006 annual meeting of stockholders and until their successors are duly elected and qualified:

Jay B. Pieper

Steven A. Denning

☐	FOR ALL NOMINEES

☐	FOR all nominees listed above except for the following person (to withhold a vote for any individual nominee, write that nominee’s name in the space provided below):

☐	WITHHELD FROM ALL NOMINEES

        2.       To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the current fiscal year.

☐	FOR	☐	AGAINST	☐	ABSTAIN

        3.       To transact such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Signature: ___________________ Date: ______________ Signature: ___________________ Date: ______________